As filed with the Securities and Exchange Commission on September 25, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTELLUS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4627978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Holly Lane North, Suite 40

Plymouth, Minnesota, 55447

(Address of principal executive offices) (Zip code)

Entellus Medical, Inc. 2015 Incentive Award Plan

Entellus Medical, Inc. 2015 Employee Stock Purchase Plan

(Full title of the plan)

Robert S. White

President and Chief Executive Officer

Entellus Medical, Inc.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

(763) 463-1595

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

Campbell Mithun Tower, Suite 2000

222 South Ninth Street

Minneapolis, Minnesota 55402

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share
Entellus Medical, Inc. 2015 Incentive Award Plan(2)	1,194,567 shares(3)	$16.88(4)	$20,164,290.96	$2,337.04
Entellus Medical, Inc. 2015 Incentive Award Plan(2)	313,522 shares(5)	$16.85(6)	$5,282,845.70	$612.28
Entellus Medical, Inc. 2015 Employee Stock Purchase Plan(7)	32,976 shares	$16.85(6)	$555,645.60	$64.40
Total	1,541,065 shares		$26,002,782.26	$3,013.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include additional shares of the registrant’s common stock, $0.001 par value per share (“Common Stock”), which become issuable under the Entellus Medical, Inc. 2015 Incentive Award Plan (the “2015 Plan”) and the Entellus Medical, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Pursuant to an automatic share increase, or “evergreen,” provision in the 2015 Plan, 751,750 shares of Common Stock became available for issuance under the 2015 Plan on January 1, 2016 and 756,339 shares of Common Stock became available for issuance on January 1, 2017.
(3)	Represents 1,194,567 shares of Common Stock subject to outstanding option awards granted under the 2015 Plan. To the extent any such shares of Common Stock subject to awards outstanding under the 2015 Plan are terminated, expire or lapse for any reason without delivery of shares of Common Stock, such shares of Common Stock will become available for future issuance under the 2015 Plan. See footnote 5 below.
(4)	With respect to shares of Common Stock subject to outstanding stock options granted under the 2015 Plan, estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $16.88 per share for such outstanding stock options granted under the Plan.
(5)	Represents 313,522 shares of Common Stock available for future issuance under the 2015 Plan. To the extent outstanding option awards granted under the 2015 Plan are terminated, expire or lapse for any reason and are not issued under the 2015 Plan, the shares of Common Stock subject to such option awards will become available for future issuance under the 2015 Plan.
(6)	With respect to shares of Common Stock available for future issuance under the 2015 Plan or ESPP, estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h)(1) and (c) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported on the NASDAQ Global Market on September 20, 2017.
(7)	Pursuant to an automatic share increase, or “evergreen,” provision in the ESPP, 16,488 shares of Common Stock became available for issuance under the ESPP on each of January 1, 2016 and January 1, 2017.

EXPLANATORY NOTE

In December 2014, the Board of Directors of Entellus Medical, Inc. (the “Registrant,” “we,” “us,” or “our”) adopted, and in January 2015, our stockholders approved, the Entellus Medical, Inc. 2015 Incentive Award Plan (the “2015 Plan”) and the Entellus Medical, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”).

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933 (the “Securities Act”), we are filing this Registration Statement on Form S-8 for the purpose of registering an additional (a) 1,508,089 shares of our common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible persons under the 2015 Plan, which Common Stock is in addition to the 1,345,570 shares of Common Stock previously registered on our Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2015 (File No. 333-201761) (the “Prior Registration Statement”); and (b) 32,976 shares of Common Stock issuable to eligible persons under the ESPP, which Common Stock is in addition to the 200,000 shares of Common Stock previously registered on the Prior Registration Statement. In each case, these additional shares of Common Stock became available for issuance under the 2015 Plan and the ESPP, as the case may be, by virtue of an automatic share increase, or “evergreen,” provision in each such plan. The additional shares of Common Stock under the 2015 Plan consists of 751,750 shares that became available on January 1, 2016 and 756,339 shares that became available on January 1, 2017. The additional shares of Common Stock under the ESPP consists of 16,488 shares that became available on each of January 1, 2016 and January 1, 2017.

The additional shares of Common Stock are of the same class as other securities relating to the 2015 Plan and ESPP registered under the Prior Registration Statement. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will update and supersede this information. We are incorporating by reference the following documents into this Registration Statement:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017 (SEC File No. 001-36814);

(b)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017 filed with the SEC on May 5, 2017 and August 4, 2017, respectively (SEC File No. 001-36814);

(c)	our Current Reports on Form 8-K (only to the extent information is “filed” and not “furnished”) filed with the SEC on January 5, 2017, January 25, 2017, January 31, 2017, April 6, 2017, April 12, 2017, June 14, 2017, July 7, 2017, July 14, 2017 and September 25, 2017 and our Current Report on Form 8-K/A filed on September 25, 2017 (SEC File No. 001-36814); and

(d)	the description of our common stock contained in the prospectus included in our Registration Statement on Form S-1, as amended (SEC File No. 333-201237), which description is incorporated by reference into the Registration Statement on Form 8-A filed with the SEC on January 23, 2015, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description (SEC File No. 001-36814).

In addition, all documents filed with the SEC by us (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Entellus Medical, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015, SEC File No. 001-36814)

4.2	Amended and Restated Bylaws of Entellus Medical, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015, SEC File No. 001-36814)

4.3	Form of Common Stock Certificate of Entellus Medical, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 15, 2015, SEC File No. 333-201237)

5.1	Opinion of Fox Rothschild LLP regarding validity of the shares to be issued (filed herewith)

23.1	Consent of Grant Thornton LLP, an independent registered public accounting firm (filed herewith)

23.2	Consent of Frank, Rimerman + Co. LLP, independent auditors (filed herewith)

23.3	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Entellus Medical, Inc. 2015 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on January 15, 2015, SEC File No. 333-201237)

99.2	Entellus Medical, Inc. 2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on January 15, 2015, SEC File No. 333-201237)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on September 25, 2017.

ENTELLUS MEDICAL, INC. (Registrant)

By:	/s/ Robert S. White
Name: Robert S. White Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Entellus Medical, Inc., hereby severally constitute and appoint Robert S. White and Brent A. Moen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Robert S. White Robert S. White	President and Chief Executive Officer (Principal Executive Officer)	September 25, 2017

/s/ Brent A. Moen Brent A. Moen	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2017

/s/ John K. Bakewell John K. Bakewell	Director	September 25, 2017

/s/ Joshua Baltzell Joshua Baltzell	Director	September 25, 2017

/s/ Brian E. Farley Brian E. Farley	Chairman of the Board	September 25, 2017

/s/ Shawn McCormick Shawn McCormick	Director	September 25, 2017

/s/ David B. Milne David B. Milne	Director	September 25, 2017

/s/ James C. Momtazee James C. Momtazee	Director	September 25, 2017

/s/ Guido Neels Guido Neels	Director	September 25, 2017

/s/ Douglas S. Rohlen Douglas S. Rohlen	Director	September 25, 2017